Charles E. Smith

                           Certified Public Accountant
                                 709-B West Rusk
                                    Suite 580
                              Rockwall, Texas 75087

                            TELEPHONE (214) 212-2307


                                   May 1, 2001




Mr. David McCune
FreewillPC.com, Inc.
709-B West Rusk, Suite 500
Rockwall, Texas 75087


         RE:  FreewillPC.com, Inc.
              Form SB-1


Dear Mr. McCune:

         This letter shall serve to evidence my consent to being named in the Prospectus for the referenced Corporation's captioned registration statement as the certified public accountant for the Corporation in connection with the offering described therein. This letter shall also serve as my consent to the inclusion of my opinion dated January 29, 2001 on the financial statements of the Corporation as of December 31, 2000, and for the period from inception (June 13, 2000) to December 31, 2000, as a part of that registration statement and to my being named in the 'Experts' section of the registration statement as an expert in accounting and auditing.

         Please advise me if I may be of any further service in this respect.

Sincerely yours,


/s/  Charles E. Smith
---------------------
     Charles E. Smith